EXHIBIT 99.1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) promulgated under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing on behalf of each of them of a statement on Schedule 13G (including amendments thereto) with respect to the Class A ordinary shares of 17 Education & Technology Group Inc., a Cayman Islands company, and further agree that this Joint Filing Agreement may be included as an Exhibit to such joint filing. This Joint Filing Agreement may be executed in any number of counterparts all of which, taken together, shall constitute one and the same instrument.

Date: January 29, 2021

Sunwei Chen

/s/ Sunwei Chen

Walden Investments Group Limited

By:	/s/ Sunwei Chen
Name: Sunwei Chen
Title: Director

Jasmine City Limited

By:	/s/ Sunwei Chen
Name: Sunwei Chen
Title: Director

Success Tycoon Limited

By:	/s/ Sunwei Chen
Name: Sunwei Chen
Title: Director